Exhibit 12





SEARS ROEBUCK ACCEPTANCE CORP.

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                13 Weeks Ended      26 Weeks Ended
                              June 28, June 29,   June 28, June 29,
(millions)                       2003     2002       2003     2002
                               ------   ------     ------   ------

INCOME BEFORE INCOME TAXES     $   52   $   49     $  104   $   98

PLUS FIXED CHARGES:

   Interest                       198      192        399      376
   Amortization of debt
    discount/premium                6        3         11        7
                               ------   ------     ------   ------


 Total fixed charges              204      195        410      383
                               ------   ------     ------   ------

EARNINGS BEFORE INCOME TAXES
   AND FIXED CHARGES           $  256   $  244     $  514   $  481
                               ======   ======     ======   ======

RATIO OF EARNINGS TO FIXED
   CHARGES                       1.25     1.25       1.25     1.26













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